As filed with the Securities and Exchange Commission on August 1, 2016

Registration No. 333-180869

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT NO. 333-180869
UNDER
THE SECURITIES ACT OF 1933

TUMI HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3799139 (I.R.S. Employer Identification Number)

Tumi Holdings, Inc. Long-Term Incentive Plan (Full title of the plan)

1001 Durham Avenue
South Plainfield, NJ 07080
(908) 756-4400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter L. Gray
Executive Vice President and General Counsel
1001 Durham Avenue
South Plainfield, NJ 07080
(908) 756-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ethan Klingsberg Neil Markel Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006		Kyle Gendreau John Livingston Samsonite International S.A. 575 West Street, Suite 110 Mansfield, MA 02048

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
Tumi Holdings, Inc., a Delaware corporation (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following registration statement on Form S-8 (the “Registration Statement”) to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”) registered but unsold or otherwise unissued under the following Registration Statement as of the date hereof:

•
Registration Statement No. 333-180869 on Form S-8, pertaining to the registration of an aggregate of 6,786,667 Shares issuable under the Tumi Holdings, Inc. Long-Term Incentive Plan, which was filed with the Commission on April 20, 2012.

Pursuant to an Agreement and Plan of Merger, dated as of March 3, 2016, by and among the Registrant, Samsonite International S.A., a public limited liability company (société anonyme) incorporated and governed by the laws of the Grand-Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés de Luxembourg) under number B 159469 ("Parent"), and PTL Acquisition Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), Merger Sub was merged with and into the Registrant (the "Merger"), with the Registrant continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent. The Merger became effective on August 1, 2016. At the effective time of the Merger, each outstanding share of common stock of the Registrant (excluding shares owned by the Registrant, Parent or Merger Sub or any of their respective subsidiaries (which were canceled) and any shares with respect to which appraisal rights were properly exercised) were canceled and converted into the right to receive $26.75 in cash, without interest.
As a result of the Merger, the Registrant has terminated the offering of its securities pursuant to the Registration Statement. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all Shares registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remained unsold at the termination of the offering.
The Registrant also requests, in accordance with Rule 457(p) promulgated under the Securities Act of 1933, as amended, that all fees paid to the Securities and Exchange Commission in connection with the filing of the Registration Statement be credited for future use to the Registrant’s account.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Plainfield, State of New Jersey, on August 1, 2016. No other person is required to sign this Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

TUMI HOLDINGS, INC.

By:	/s/ Peter L. Gray
	Name:	Peter L. Gray
	Title:	Executive Vice President and General Counsel